Exhibit 99.1

For Immediate Release

Vivos Therapeutics Reports Fourth Quarter and Full Year 2021
Financial Results and Operational Update

Fourth Quarter Revenue Increased 33% Year-Over-Year
While Full Year Revenue Increased 29%

Management to Host Conference Call Today at 5:00 pm ET

HIGHLANDS RANCH, Colo., March 31, 2022 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing a suite of innovative diagnostic and treatment modalities for patients with dentofacial abnormalities and/or mild to moderate obstructive sleep apnea (OSA) and snoring in adults, today reported financial results and operating highlights for the fourth quarter and full year ended December 31, 2021.

Financial and Operating Highlights

●	Revenue increased 33% to $4.4 million for the fourth quarter of 2021 and was $16.9 million for the full year ended December 31, 2021, compared to $3.3 million and $13.1 million for the fourth quarter and full year 2020, respectively, as Vivos continued to benefit from increased appliance sales, VIP enrollments and additional sources of revenue including Billing Intelligence Services and MyoCorrect oral myofunctional therapy;

●	Appliance sales increased to 2,707 total oral appliance arches, a 7% increase for the fourth quarter of 2021 compared to 2,525 the same period in 2020, and rose to 11,355 total oral appliance arches, a 40% increase for the full year ended December 31, 2021 versus 8,135 for the full year 2020;

●	Vivos enrolled 35 dentists in the Vivos Integrated Practice (VIP) program (net of cancellations) during the fourth quarter of 2021, and 197 for the full year 2021, compared to 54 and 248 VIP enrollments for the fourth quarter and full year 2020, respectively. The fourth quarter 2021 decrease was due in part to COVID-19 Delta and Omicron variant resurgences, while VIP enrollment revenue for the full year 2021 increased overall due to higher enrollments that took place in June, August, and September, and enrollment revenue recognition from prior periods;

●	Gross profit was $3.1 million for the fourth quarter of 2021 and $12.6 million for the full year ended December 31, 2021, compared to gross profit of $2.7 million and $10.4 million for the comparable periods in 2020, respectively;

●	Gross margin was 71% for the fourth quarter of 2021, compared to 81% for the fourth quarter of 2020, and was 75% for the full year 2021, compared to 80% for the full year 2020, reflecting higher costs associated with VIP enrollments;

●	Cash and cash equivalents were $24.0 million at December 31, 2021;

●	Operational highlights during the fourth quarter of 2021 and subsequent to year end included:

○	Patients treated with The Vivos Method totaled approximately 25,000, compared to approximately 15,000 as of the fourth quarter of 2020. Vivos has also trained over 1,450 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to just approximately 1,250 as of the fourth quarter of 2020.

○	In October 2021, Vivos and Candid Care Co., a digital platform for oral healthcare, announced a new collaboration that will seek to provide patients with a comprehensive, whole-mouth solution to diagnose and treat OSA in adult patients and provide orthodontic treatment from the same provider network.

○	In December 2021, Vivos announced the official registration of Vivos products with Health Canada, a Minister of Health department responsible for helping Canadians maintain and improve their health through services and resources.

○	Also in December 2021, Vivos received acceptance from a Centers for Medicare & Medicaid Services Pricing, Data Analysis and Coding (“PDAC”) contractor for its mmRNA (modified mandibular Repositioning Nighttime Appliance) device for treating mild to moderate OSA and snoring in adults.

○	Subsequent to year end, Vivos announced significant increases across several key metrics for its SleepImage Home Sleep Apnea Tests (HST).

○	In January 2022, Vivos filed a U.S. patent application related to certain new and enhanced clinical methods and protocols developed within Vivos’ proprietary Vivos Method treatment for OSA.

“Vivos has made substantial progress since our December 2020 initial public offering and achieved a number of key milestones,” said R. Kirk Huntsman, Vivos’ Chairman and CEO. “Despite COVID-19 variant resurgences in the middle and latter part of the year, we generated strong year-over-year revenue growth both for the fourth quarter and full year 2021. Our sales growth reflects increased market penetration and appliance sales driven by our core of VIPs, as more people adopt The Vivos Method as a treatment for mild to moderate sleep apnea. It also included revenue generated from new products and services we introduced in 2021, including our Billing Intelligence Services and MyoCorrect oral myofunctional therapy. Expanding our sources of revenue remains a top priority for us in 2022, even as we continue to grow revenue from our core business of VIP enrollment and appliances. To that end, at the beginning of this year, we were able to renegotiate our commercial agreement with SleepImage to lower costs and convert the entire home sleep apnea diagnostic program from a loss leader aimed primarily at stimulating new case starts with sleep apnea treatment using The Vivos Method to a potential recurring revenue center. Under the new revenue model with SleepImage, we will lease out the SleepImage ring recorders to VIPs at a fixed price that includes a full month’s worth of diagnostic sleep test reports.”

Huntsman continued, “Vivos also completed a number of significant catalysts to position itself for further growth this year. As of year-end, approximately 25,000 total patients have been treated with The Vivos Method. We also completed official registration of Vivos products with Health Canada, providing Canadian dentists complete access to Vivos’ services and products. Also of great importance, our mmRNA oral device was placed on the PDAC list of oral appliances covered by and billable to Medicare. Adding to these developments, we recently filed a U.S. patent application for proprietary new and enhanced clinical protocols and methods developed within our Vivos Method for the treatment for OSA. These are all important achievements that leave us well placed for the future.”

“Turning to strategic relationships, in October we announced a strategic collaboration with Candid Care, a provider of new invisible aligner technology. Through this relationship, we will collaborate on marketing, sales, lead generation, and the joint development of potential new products. Vivos also continued to engage with Dental Support Organizations (known as DSOs), whose memberships include thousands of general dental and specialty practices across North America. During the fourth quarter, we launched the Vivos sleep management program for DSOs, a marketing and sales initiative whose demand has already exceeded our expectations. We also successfully initiated pilot trials for our Vivos sleep program involving multiple DSO practices. Further, we are in active contract discussions for additional pilots with several DSO groups representing close to $3 billion in total annual dental revenue derived from over 1,800 locations. We see great potential in this area as our DSO market penetration in the U.S. and Canada continues to accelerate in 2022.”

“Considering what we have already achieved, we are very excited by our future prospects. Complementing these activities and our progress to date, we will continue to expand our social media marketing outreach to engage more directly with consumers, medical providers and large employers. By continuing to increase awareness of our products and services, we remain confident this will drive further adoption of The Vivos Method, which in turn should generate increased VIP enrollment and appliance revenues in 2022 and beyond.”

Further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-K for the twelve months ended December 31, 2021, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Business Updates

In December 2021, Vivos announced its official registration with Health Canada, a Minister of Health department responsible for helping Canadians maintain and improve their health through services and resources. The official registration of Vivos products will aim to provide patients with a comprehensive, end-to-end solution for OSA patients, which incorporates clinical screening, medical diagnosis and therapy using Vivos products.

Later in December, Vivos received acceptance from a Centers for Medicare & Medicaid Services Pricing, Data Analysis and Coding (“PDAC”) contractor for its mmRNA (modified mandibular Repositioning Nighttime Appliance) device for treating mild to moderate OSA and snoring in adults. This acceptance places the mmRNA device on the PDAC list of oral appliances covered by and billable to Medicare.

Subsequent to year end, in January 2022, Vivos announced significant increases across several key metrics for its SleepImage Home Sleep Test ring (or HST), including in particular, for the three-months ended December 31, 2021, versus the three-months ended December 31, 2020: (i) an 18 times increase in the total number of HSTs given across the VIP network, (ii) a 5.7 times increase in the number of VIPs administering HSTs and (iii) a 3 times increase in the average number of HSTs being administered per VIP. Vivos believes this performance gain in home sleep testing allowed it to renegotiate its commercial agreement with SleepImage to lower costs and convert the entire diagnostic program from a loss leader aimed primarily at stimulating new case starts with sleep apnea treatment using the Vivos Method to a potential recurring revenue center.

Later in January, Vivos filed a U.S. patent application related to certain new and enhanced clinical methods and protocols developed within Vivos’ proprietary Vivos Method treatment for OSA. The Vivos Method, inclusive of the Vivos System, seeks to treat dentofacial abnormalities and/or OSA through a combination of Vivos’ proprietary oral appliances and devices as well as proprietary clinical methods and protocols. This new patent application was based on early field data which revealed an additional 58% average improvement in Apnea Hypopnea Index (AHI) score reductions in OSA patients who had received treatment with the Vivos Method where the revised clinical protocols were implemented.

In March, Vivos announced a rebranding of its proprietary offering of clinical treatment devices, modalities and protocols, now called The Vivos Method, to better capture the multiple ways in which Vivos can help independent dentists treat their patients. Vivos also announced the presentation of new clinical results from retrospective data in patients using The Vivos Method at the 2022 World Sleep Congress in Rome, Italy.

“Our clinical results continue to show the benefits of The Vivos Method, particularly as we enhance and further understand the use and benefits of our multidisciplinary protocols and devices in patients,” continued Mr. Huntsman. “We used to call our offering the Vivos System, but we believe that didn’t do justice to the many options and methods we provide for practitioners to treat their patients suffering from these debilitating conditions. Our rebrand makes it clearer and easier for providers and patients to understand our offerings and the manner in which each can contribute to addressing dentofacial and airway abnormalities in a relatable and more approachable way and to feel secure in proactively asking their dentists or medical providers about The Vivos Method.” To learn more about The Vivos Method, patients can visit Vivos’ updated website www.vivos.com to find:

●	Information about OSA and its corresponding symptoms;
●	Testimonials from Vivos-trained dentists and their patient’s success stories; and
●	Opportunities for Vivos partnerships, FAQs and more.

In addition to simplifying information for patients visiting the new Vivos website, Vivos now provides dentists looking to tackle OSA and sleep therapies guidance in becoming a Vivos Integrated Provider. This turnkey program enables dentists to elevate patient services and care, while also increasing the growth potential for practice revenue and income.

Conference Call

Vivos senior management will conduct a conference call today, March 31, 2022 at 5:00 p.m. (Eastern Time) to review the fourth quarter and full year results as well as provide an overview of the Company’s recent milestones and growth strategy.

To access the conference call, please dial (888) 256-1007, or for international callers, (720) 543-0214. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 5532262. The replay will be available until April 14, 2022.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing a suite of innovative diagnostic and treatment methods for treating patients with dentofacial abnormalities and / or mild to moderate sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective solution. The Vivos Method has proven to be effective in approximately 25,000 patients treated worldwide by more than 1,450 trained dentists.

Combining proprietary technologies and protocols that alter the size, shape and position of the tissues that comprise a patient’s upper airway, The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild to moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for Home Sleep Testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using the Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the management presentation referred to herein and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “aim”, “may”, “could”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of the Company’s sales, marketing, research and development and regulatory initiatives) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

(303) 859-3847

jgannon@vivoslife.com

Vivos Media Relations Contact:

Francesca DeMauro / Jenny Robles

KCSA Strategic Communications

(917) 880-9771 / (212) 896-1231

fdemauro@kcsa.com / jrobles@kcsa.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Consolidated Balance Sheets

December 31, 2021 and 2020

(In Thousands, Except Per Share Amounts)

Unaudited

	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$24,030	$18,206
Accounts receivable, net of allowance of $180 and $508, respectively	1,203	1,431
Current portion of note receivable from related party	-	84
Tenant improvement allowance receivable	516	-
Prepaid expenses and other current assets	1,575	673

Total current assets	27,324	20,394

Long-term assets
Goodwill	2,843	2,671
Property and equipment, net	2,825	872
Note receivable from related party, net of current portion	-	811
Intangible assets, net	341	270
Deposits and other	356	309

Total assets	$33,689	$25,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$920	$781
Payable to related party for redemption of Series A Preferred Stock	-	1,500
Accrued expenses	2,853	1,737
Contract liabilities	2,399	2,938
Current portion of long-term debt	1,265	867
Current portion of deferred rent	3	18
Current portion of lease incentive liability	69	-

Total current liabilities Total current liabilities	7,509	7,841

Long-term liabilities
Long-term debt, net of current maturities	-	423
Deferred rent, net of current portion	343	146
Lease incentive liability, net of current portion	298	-

Total liabilities Total liabilities	8,150	8,410

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 23,012,119 and 18,209,452 shares as of December 31, 2021 and 2020, respectively	2	2
Additional paid-in capital	81,160	52,250
Accumulated deficit	(55,623)	(35,335)
Total stockholders’ deficit Total stockholders’ equity	25,539	16,917
Total liabilities and stockholders’ deficit Total liabilities and stockholders’ equity	$33,689	$25,327

VIVOS THERAPEUTICS INC.

Consolidated Statements of Operations

Years Ended December 31, 2021 and 2020

(In Thousands, Except Per Share Amounts)

Unaudited

	2021	2020
Revenue
Product revenue	$6,520	$4,890
Service revenue	10,365	8,176
Total revenue	16,885	13,066

Cost of sales (exclusive of depreciation and amortization shown separately below)	4,281	2,653
Gross profit	12,604	10,413

Operating expenses
General and administrative	25,791	16,090
Sales and marketing	5,551	2,314
Litigation settlement	-	3,331
Impairment loss	911	-
Depreciation and amortization	733	718

Total operating expenses	32,986	22,453

Operating loss	(20,382)	(12,040)

Non-operating income (expense)
Interest expense	(14)	(96)
Other expense	(9)	-
Interest income	117	79

Loss before income taxes	(20,288)	(12,057)
Income tax expense	-	-

Net loss	$(20,288)	$(12,057)

Warrant beneficial conversion feature	-	(3,598)
Preferred stock accretion	-	(2,333)

Net loss attributable to common stockholders	$(20,288)	$(17,988)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.96)	$(1.40)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	21,233	12,869